Exhibit (b)(1)

August 22, 2006

PERSONAL AND CONFIDENTIAL

Omaha Acquisition Corp.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attn: Anthony DiNovi

Soren Oberg

c/o Quadrangle Group LLC

375 Park Avenue

New York, NY 10152

Attn: Joshua Steiner

David Crosby

PROJECT OMAHA

AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

This amended and restated commitment letter (together with the attached Exhibits A, B, C and D (collectively, the “Exhibits”), this “Commitment Letter”) amends, restates and supersedes that certain commitment letter, dated as of May 31, 2006 (the “Existing Commitment Letter”), among Lehman Commercial Paper Inc., Lehman Brothers Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC and Omaha Acquisition Corp.

You have advised Lehman Commercial Paper Inc. (“LCPI”), Lehman Brothers Inc. (“Lehman Brothers”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), Wachovia Bank, National Association (“Wachovia Bank”), Wachovia Investment Holding, LLC (“Wachovia Investment Holdings”) and Wachovia Capital Markets, LLC (“Wachovia Capital Markets”) (collectively, the “Commitment Parties”) that you intend to consummate the Merger and other

Transactions described on Schedule I attached hereto. Capitalized terms used but not otherwise defined in this letter agreement are used with the meanings assigned to them in such Schedule I.

1. The Commitments.

(a) You have requested that (i) LCPI, DBNY, Bank of America and Wachovia Bank (collectively, the “Initial Bank Lenders”) commit to provide the entire amount of the Credit Facilities and (ii) DB Cayman, LCPI, Banc of America Bridge and Wachovia Investment Holdings (collectively, the “Initial Bridge Lenders”; and together with the Initial Bank Lenders, the “Initial Lenders”) commit to provide the entire amount of the Interim Loans.

(b) Each of LCPI, DBNY, Bank of America and Wachovia Bank is pleased to advise you of its several commitment to provide 37.5%, 37.5%, 17.5% and 7.5%, respectively, of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the “Credit Facilities Term Sheet”).

(c) It is agreed that (i) Lehman Brothers and DBSI will act as the co-lead arrangers in respect of the Credit Facilities (in such capacities, the “Bank Lead Arrangers”), (ii) Lehman Brothers, DBSI and BAS will act as joint bookrunners in respect of the Credit Facilities, and (iii) Lehman Brothers will have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and will have primary responsibility for the syndication of the Credit Facilities. It is further agreed that LCPI will act as the sole administrative agent in respect of the Credit Facilities (in such capacity, the “Administrative Agent”). You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Credit Facilities unless you and we shall so agree; provided, that you may appoint one additional “co-documentation agent” reasonably acceptable to the Lead Arrangers if such co-documentation agent assumes a portion of the aggregate commitments to provide the Credit Facilities (not to exceed 10% unless agreed by the Lead Arrangers).

(d) Each of DB Cayman, LCPI, Banc of America Bridge and Wachovia Investment Holdings is pleased to advise you of its several commitment to provide 37.5%, 37.5%, 17.5% and 7.5%, respectively, of the entire amount of the Interim Loans upon the terms and subject to the conditions set forth or referred to in the Summary of Terms of Interim Loans attached hereto as Exhibit B (the “Interim Loans Term Sheet” and, together with the Credit Facilities Term Sheet, the “Term Sheets”).

(e) It is agreed that (i) DBSI and Lehman Brothers will act as the co-lead arrangers in respect of the Interim Loans (in such capacities, the “Bridge Lead Arrangers”; and together with the Bank Lead Arrangers, the “Lead Arrangers”), (ii) DBSI, Lehman Brothers and BAS will act as joint bookrunners in respect of the Interim Loans and (iii) DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Interim Loans and will have primary responsibility for the syndication, if any, of the Interim Loans. You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Interim Loans unless you and we shall so agree; provided, that you may appoint one additional “co-documentation agent” reasonably acceptable to the Bridge Lead Arrangers if such co-documentation agent assumes a portion of the aggregate commitments to provide the Interim Loans (not to exceed 10% unless agreed by the Bridge Lead Arrangers).

(f) Each Initial Lender may cause one or more of its affiliates to provide its portion of the Credit Facilities and Interim Loans committed to be provided by it; provided, that each such Initial Lender shall not be relieved of any of its obligations hereunder, including to provide and fund the Credit Facilities and Interim Loans.

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(g) Each of the Lead Arranger, the Administrative Agent, the syndication agent and any co-documentation agents will have the rights, authority and duties customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein. No compensation (other than that expressly contemplated by the Credit Facilities Term Sheet or the Fee Letter referred to below) will be paid in connection with the Credit Facilities or the Interim Loans unless you and we so agree.

(h) Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Credit Documentation (as defined in Exhibit D hereto), the Interim Loan Documentation (as defined in Exhibit D hereto) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations relating to you and the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of any of the Credit Facilities and the Interim Loans (collectively, the “Facilities”) on the Closing Date shall be (A) such of the representations made by the Company in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation and the Interim Loan Documentation shall be in a form such that they do not impair availability of any of the Credit Facilities and the Interim Loans on the Closing Date if the applicable conditions set forth herein and in the Term Sheets and Exhibit D are satisfied (it being understood that, to the extent any Collateral (or perfection thereof) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral (or perfection thereof) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence, power and authority, due execution, delivery and the enforceability of the Credit Documentation and the Interim Loan Documentation, as applicable, Federal Reserve margin regulations, the Investment Company Act, status of the Credit Facilities as senior debt and, subject to the preceding sentence and paragraph 9 of Exhibit D hereto, the security interests granted in the proposed Collateral.

2. Fees and Expenses.

(a) In consideration of the execution and delivery of this Commitment Letter by the Initial Lenders, the Lead Arrangers and the Administrative Agent, you agree to pay the fees and expenses required under the amended and restated fee letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

(b) You agree that you will reimburse the Commitment Parties for all reasonable out-of-pocket fees and expenses of such Commitment Party and its affiliates incurred in connection with the Credit Facilities and the Interim Loans, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction which the Lead Arrangers reasonably determine to be necessary or advisable). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, you shall not be required to reimburse any fees and expenses hereunder or thereunder if the Closing Date does not occur, except as provided in Section 3(a) below.

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3. Indemnification.

(a) You agree to indemnify and hold harmless each of the Commitment Parties, each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, advisors, agents, attorneys and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the summaries of terms attached hereto), the Fee Letter, the Merger, any of the other Transactions contemplated by this Commitment Letter or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all reasonable out-of-pocket fees and expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise or result from the willful misconduct, bad faith or gross negligence of such Indemnified Person (or any of its related parties) or the breach by such Indemnified Person (or any of its related parties) of this Commitment Letter.

(b) In no event will any Indemnified Person be liable to you or any of your affiliates, on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Credit Facilities and/or the Interim Loans contemplated hereby or otherwise in connection with activities related to the Credit Facilities or Interim Loans. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons except to the extent they arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person (or any of its related parties) or the breach by such Indemnified Person (or any of its related parties) of this Commitment Letter.

(c) You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages and liabilities by reason of such settlement or judgment in accordance with this Section 3. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings, you shall be liable for any settlement of any Proceedings effected without your written consent if (i) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (ii) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final judicial or arbitral determination that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 3, then the Indemnified Person shall promptly refund such amount. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (A) such settlement includes an unconditional release of such indemnified person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

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4. Expiration of Commitment. The commitments hereunder will expire at 11:59 p.m., New York City time, on August 31, 2006 unless on or prior to such time you have executed and returned to the Lead Arrangers or their primary counsel a copy of this Commitment Letter and the Fee Letter. If you do so execute and deliver this Commitment Letter and the Fee Letter, all commitments of the Initial Lenders in respect of the Credit Facilities and the Interim Loans and the undertakings of the Commitment Parties hereunder shall continue, and each Initial Lender shall hold its commitments in respect thereof available for you, until the earlier of (i) the termination of the Transaction Agreement in accordance with the terms thereof, (ii) the consummation of the Merger without the funding of the Credit Facilities or the Interim Loans and (iii) 5:00 p.m., New York City time, on December 31, 2006. This Commitment Letter and the commitments hereunder will terminate if the Closing Date shall not have occurred on or prior to such date.

5. Confidentiality.

(a) This Commitment Letter and the Fee Letter and the terms and conditions contained herein and therein may not be disclosed by you to any person or entity (other than the existence thereof) without the prior written consent of the Commitment Parties other than to the Sponsors and your and their respective affiliates, officers, directors, employees, member, partners, stockholders, accountants, attorneys, agents and other advisors, and then only on a confidential basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (but not the Fee Letter, except in a redacted form as to economic provisions for the benefit of the Commitment Parties) to the Company and its officers, directors, controlling shareholders, agents, accountants and attorneys and their employees who are directly involved in the consideration of this matter on a confidential basis, (ii) you may disclose the Term Sheets (and if requested, the provisions relating to “market flex” in the Fee Letter) to any rating agencies, (iii) you and the Company may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which you or your or their respective affiliates is required by law to be filed, (iv) you and the Company may make such other disclosures of this Commitment Letter and the Fee Letter and the terms and conditions contained herein and therein as you or the Company or any of your or their respective affiliates may be required by a judicial or administrative proceeding, or as otherwise required by law or regulation or requested by a governmental authority, to make (including pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee), and (v) you and the Company may disclose this Commitment Letter and the contents hereof in any prospectus, offering memorandum or offering circular or similar document in connection with the Transactions. The foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after the Credit Documentation has been executed and delivered by you. Notwithstanding any other provision in this Commitment Letter or the Fee Letter, the Commitment Parties hereby confirm that you and the Borrower and its directors, employees, officers, representatives and agents shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Credit Facilities or the Interim Loans.

(b) You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests other than regarding the Transactions. None of the Commitment Parties or their affiliates will use confidential information obtained from you or the Company or any or your or their respective affiliates by virtue of the transactions contemplated by the Commitment Letter or our other relationships with you or furnish any such information to other clients or companies. You also acknowledge that none of the Commitment Parties or their affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

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(c) You further acknowledge that the Commitment Parties may be (or may be affiliated with) full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any customer of any Commitment Party, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. This Commitment Letter and Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.

(d) Each of the Commitment Parties agrees that in no event shall such Commitment Party or any of its affiliates (i) solicit, initiate, propose or knowingly facilitate or encourage any inquiries or proposals regarding any Competing Financing, (ii) initiate, enter into, engage in, maintain or continue discussions or negotiations in any discussions or negotiations regarding a Competing Financing, or (iii) otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. “Competing Financing” means, with respect to any inquiry, proposal or offer from, or agreement by, any individual, corporation, partnership, joint venture, association, trust, organization, limited liability company or other entity, including any other sponsor or any group of the foregoing (a “Potential Purchaser”) other than MergerCo, relating to any direct or indirect acquisition or purchase of all or a portion of the consolidated assets of the Company or all or a portion of the outstanding capital stock of the Company, whether through merger, consolidation, business combination, recapitalization, liquidation, dissolution, stock purchase (including any tender or exchange offer), asset purchase or similar transaction (a “Competing Transaction”) other than the Transactions contemplated by this Commitment Letter, (A) any engagement, retention or agreement to act as financial advisor on behalf of any Potential Purchaser in connection with any Competing Transaction, (B) any engagement, retention or agreement to act as underwriter, arranger, manager, bookrunner, initial purchaser and/or placement agent of any debt or equity securities on behalf of any Potential Purchaser or the Company or any of its subsidiaries in connection with any Competing Transaction, (C) any commitment or agreement to provide all or a portion of any debt or equity financing for any Competing Transaction, or (D) any agreement or undertaking to arrange, syndicate, underwrite, place or otherwise obtain or provide for all or a portion of any debt or equity financing for any Competing Transaction. The foregoing provisions shall not be deemed violated by (x) a Commitment Party or any affiliate thereof by virtue of its capacity as of the date hereof as a revolving credit lender under a currently existing syndicated revolving credit facility or its hereafter becoming a revolving credit lender in the ordinary course of business under a syndicated revolving credit facility, which facility is not being (and will not be) used to such Commitment Party’s or affiliate’s knowledge to finance all or a portion of any Competing Transaction, or (y) any affiliate of a Commitment Party which makes equity investments in funds that participate as a passive equity investor in a fund (other than any fund established for the purpose of any Competing Transaction).

6. Assignment and Syndication.

(a) The parties hereto agree that Initial Lenders will have the right to syndicate the Credit Facilities, the Interim Loans and their commitments in respect thereof to a group of banks, financial institutions and other institutional lenders identified by us in consultation with you (together with the Initial Lenders, the “Lenders”; provided, that (i) banks, financial institutions and other institutional lenders to become Lenders under the Credit Facilities shall be reasonably acceptable to you, (ii) banks, financial institutions and other institutional lenders to become Lenders in respect of the Interim Loans shall be reasonably acceptable to you if the syndication thereof would result in the Initial Lenders owning less than 51% of their commitment with respect to the Interim Loans, (iii) we will not syndicate

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to those banks, financial instructions or other institutional lenders separately identified by you to us (the “Disqualified Institutions”), and (iv) the Initial Lenders may not assign all or any portion of the Credit Facilities, the Interim Loans and their commitments in respect thereof to any person (other than to their respective affiliates, which assignment to such affiliates shall not relieve any Initial Lender of its commitments or obligations hereunder without your prior written consent, not to be unreasonably withheld), in whole or in part, prior to the Closing Date without your prior written consent (other than to the financial institutions selected by you in accordance with this Commitment Letter to act as co-syndication agents in respect of the Credit Facilities and the Interim Loans) and such assignment prior to the closing of the Transactions and funding under the Facilities shall be null and void. The Lead Arrangers will have the right to manage all aspects of any such syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided.

(b) You shall, and shall use commercially reasonable efforts to cause the Company to, until the earlier of the completion of the Successful Syndication of the Facilities and the date that is 45 days after the Closing Date, assist the Lead Arrangers in such syndication process, including, without limitation: (i) using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Sponsors and the Company; (ii) arranging for direct contact between senior management, representatives and non-legal advisors of the Sponsors and you (and using your commercially reasonable efforts to ensure such contact between senior management, representatives and non-legal advisors of the Company) and the proposed Lenders; (iii) assisting in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with such syndication, including, at the request of the Lead Arrangers, the preparation of versions of the Confidential Information Memoranda consisting exclusively of information and documentation that is either (x) of a type that would be publicly available if the Company was a public reporting company or (y) not material with respect to the Company and its respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws; and (iv) hosting, with the Lead Arrangers one or more meetings of prospective Lenders. You also agree that, at your expense, you will use your commercially reasonable efforts to procure a rating for the Credit Facilities and, if reasonably requested by the Bridge Lead Arrangers, the Interim Loans by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group.

(c) To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to us (and use commercially reasonable efforts to cause the Company to provide to us) such information with respect to you and the Company and its subsidiaries, the Merger and the other transactions contemplated hereby as they may reasonably request, including financial information and projections (the “Projections”) as they may reasonably request. You hereby represent and warrant that to the best of your knowledge (i) all written information other than the Projections (the “Information”) that has been or will be made available to the Lead Arrangers by you or the Company or any of your or its authorized representatives in connection with the transactions contemplated hereby is or will be, when furnished, taken as a whole, correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, as supplemented from time to time, and (ii) the Projections that have been or will be made available to the Lead Arrangers by you or any of your authorized representatives have been or will be prepared in good faith based upon assumptions that you believed were reasonable at the time made; it being understood that the Projections may vary from actual results and such variations may be material. If at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be, to the best of your knowledge, incorrect in any material respect, you will use your reasonable best efforts to supplement the

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Information and the Projections so that such representations and warranties would be, to the best of your knowledge, correct in all material respects as of the Closing Date. You understand that in arranging and syndicating the Credit Facilities, Interim Loans and the commitments in respect thereof, we may use and rely on the Information and Projections without independent verification thereof.

(d) To ensure an orderly and effective syndication of the Credit Facilities, Interim Loans and the commitments in respect thereof, you agree that, from the date hereof until the Closing Date of the Credit Facilities, you agree there shall be no competing offering, placement or arrangement of any debt securities or syndicated commercial bank financing or other credit facilities of you or any of your subsidiaries (other than the Transactions) without the prior written consent of the Lead Arrangers if such securities or facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon such syndication.

7. Survival. The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letter will remain in full force and effect regardless of whether the definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided, that your obligations under this Commitment Letter (other than obligations with respect to (a) assistance to be provided in connection with the syndication of the Credit Facilities and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the definitive financing documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter or the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.

8. Choice of Law; Jurisdiction; Waivers. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York. MergerCo hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

9. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic photocopy (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you.

(b) MergerCo may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Commitment Parties (and any purported assignment without such consent will be null and void); provided, however, that you may assign your rights and delegate your obligations hereunder to one or more affiliates of Sponsors controlled by

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Sponsors, and upon such assignment and delegation, your obligations hereunder shall terminate and the assignee shall be bound hereunder.

(c) This Commitment Letter and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto as to the Credit Facilities, the Interim Loans and the commitments and obligations in respect thereof. This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby.

(d) This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e) You agree to provide us, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA’S OFFER TO PROVIDE THE CREDIT FACILITIES IS SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S OFFER TO PROVIDE THE INTERIM LOANS AND (B) BANC OF AMERICA BRIDGE’S OFFER TO PROVIDE THE INTERIM LOANS IS SEPARATE AND APART FROM BANK OF AMERICA’S OFFER TO PROVIDE THE CREDIT FACILITIES.

Upon your acceptance of this Commitment Letter, this Commitment Letter shall supersede and replace the Existing Commitment Letter and such Existing Commitment Letter shall thereupon be of no further force and effect.

[Remainder of page intentionally left blank]

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie Perper
Name:	Laurie Perper
Title:	Authorized Signatory

LEHMAN BROTHERS INC.

By:	/s/ Laurie Perper
Name:	Laurie Perper
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Stephen Cayer
Name:	Stephen Cayer
Title:	Authorized Signatory

By:	/s/ Robert Wheeler
Name:	Robert Wheeler
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Stephen Cayer
Name:	Stephen Cayer
Title:	Authorized Signatory

By:	/s/ Robert Wheeler
Name:	Robert Wheeler
Title:	Authorized Signatory

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Vikrant Sawhney
Name:	Vikrant Sawhney
Title:	Authorized Signatory

By:	/s/ Mark Fedorcik
Name:	Mark Fedorcik
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

BANK OF AMERICA, N.A.

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Authorized Signatory

BANC OF AMERICA BRIDGE LLC

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Authorized Signatory

BANC OF AMERICA SECURITIES LLC

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Stephen M. Neill
Name:	Stephen M. Neill
Title:	Authorized Signatory

WACHOVIA INVESTMENT HOLDING, LLC

By:	/s/ Stephen M. Neill
Name:	Stephen M. Neill
Title:	Authorized Signatory

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Stephen M. Neill
Name:	Stephen M. Neill
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

OMAHA ACQUISITION CORP.

By:	/s/ Jeff Swenson
Name: Jeff Swenson
Title: Vice President & Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

SCHEDULE I TO COMMITMENT LETTER

Thomas H. Lee Partners, L.P. and Quadrangle Group LLC through one or more of their respective affiliates (collectively, the “Sponsors”) have established Omaha Acquisition Corp. (“MergerCo”), which intends to merge (the “Merger”) with and into West Corporation, a Delaware corporation (the “Company”), with the Company to be the surviving entity, as contemplated by the Agreement and Plan of Merger dated as of May 31, 2006 (as amended, modified and supplemented, the “Transaction Agreement”) among MergerCo and the Company, in a transaction intended to be treated as a leveraged recapitalization for accounting purposes. In connection therewith, it is contemplated that certain existing debt of the Company and its subsidiaries, including the Company’s existing credit facilities, will be refinanced (the “Refinancing”) and it is further intended that on the date on which the Merger is consummated:

(a) The Sponsors and other investors (collectively, the “Investors”) will directly or indirectly make equity contributions (the “Equity Contributions”) to MergerCo and certain existing shareholders of the Company (the “Rollover Shareholders”) will directly or indirectly retain equity interests (the “Rollover Equity”) in the Company, as survivor of the Merger, with the aggregate amount of the Equity Contributions and the Rollover Equity to constitute at least 20% of the aggregate sources required to consummate the Merger and the Refinancing;

(b) The Company, as survivor of the Merger (the “Borrower”), will obtain at least $2,300 million in senior secured credit facilities (the “Credit Facilities”) comprised of at least a $2,050 million term loan facility and at least a $250 million revolving credit facility (a portion of which shall be available at closing), with the date of the initial borrowing under the Credit Facilities being referred to herein as the “Closing Date”;

(c) The Borrower will (i) issue and sell $550 million in aggregate principal amount of senior subordinated notes (the “Senior Subordinated Notes”) and $550 million in aggregate principal amount of senior notes (the “Senior Notes”; and, together with the Senior Subordinated Notes, the “Notes”), in each case, in a Rule 144A or other private placement, and (ii) if, or to the extent, the Borrower does not or is unable to issue Notes in such aggregate amount on or prior to the Closing Date, borrow senior subordinated interim loans (the “Interim Loans”) in aggregate amount equal to $1,100 million less the aggregate principal amount of the Notes issued and sold on the Closing Date, it being understood that a portion of the Interim Loans, in an amount as mutually agreed by the Lead Arrangers and the Borrower, may be in the form of senior interim loans; and

(d) The Company and its subsidiaries will pay fees and expenses (collectively, the “Transaction Costs”) incurred in connection with the Transactions. “Transactions” means the Merger, the Refinancing, the transactions described in clauses (a) through (c) above, payment of Transactions Costs and any transactions to consummate any of the foregoing or otherwise related thereto or in connection therewith.

Since the Transactions are intended to qualify for leveraged recapitalization accounting treatment, in light of the capital structure of the Company, no downstream credit support in respect of any financings included in the Transactions (such as parent guaranties and pledges of equity interests in the Borrower) is contemplated.

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I. Parties.

Borrower	The Company, as survivor of the Merger.

Guarantors	Each of the Company’s wholly-owned direct and indirect domestic Restricted Subsidiaries (as defined below) (collectively, the “Guarantors”; and together with the Borrower, the “Credit Parties”); provided, that the following subsidiaries shall not be required to be Guarantors: (i) immaterial subsidiaries (subject to individual and aggregate thresholds to be mutually agreed), (ii) receivables subsidiaries, (iii) West Facilities Corporation (lessee under the synthetic lease) and (iv) subsidiaries that are prohibited from becoming guarantors under applicable law.

Joint Lead Arrangers	Lehman Brothers Inc. and Deutsche Bank Securities Inc. (collectively, in such capacities, the “Lead Arrangers”).

Joint Bookrunners	Lehman Brothers Inc., Deutsche Bank Securities Inc., and Banc of America Securities LLC.

Administrative Agent	Lehman Commercial Paper, Inc. (in such capacity, the “Administrative Agent”).

Syndication Agents	Deutsche Bank Securities Inc. and Banc of America Securities LLC.

Documentation Agent	Wachovia Capital Markets, LLC.

Senior Lenders	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers, in consultation with, and reasonably acceptable to, the Borrower and MergerCo (collectively, the “Senior Lenders”).

II. Types and Amounts of Credit Facilities

Term Loan Facility	A seven-year term loan facility (the “Term Loan Facility”) in an aggregate principal amount equal to $2,050 million (the loans thereunder, the “Senior Term Loans”).

Availability	The Senior Term Loans will be made in a single drawing on the Closing Date.

Amortization	The Senior Term Loans will be subject to quarterly amortization of principal in an amount equal to 0.25% of the initial aggregate principal amount of the Senior Term Loans with the balance due at maturity.

Purpose	The proceeds of the Senior Term Loans will be used to finance in part the Transactions.

Revolving Credit Facility	Six-year revolving credit facility (the “Revolving Credit Facility”; together with the Term Loan Facility, the “Credit Facilities”) in an aggregate principal amount equal to $250 million (the loans thereunder, the “Revolving Credit Loans”).

Availability	The Revolving Credit Facility will be available on a revolving basis during the period commencing on the Closing Date (with up to $50 million available on the Closing Date to finance the Transactions) and ending on the sixth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit

A portion of the Revolving Credit Facility not in excess of an amount to be agreed upon will be available for the issuance of letters of credit (the “Letters of Credit”) by one or more Senior Lenders to be selected in the syndication process and reasonably acceptable to the Borrower (each such Senior Lender in such capacity, an “Issuing Senior Lender”). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Senior Lender otherwise agrees, and (ii) five business days prior to the Revolving Credit Termination Date; provided, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within two business days. Each Senior Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

Swingline Loans	A portion of the Revolving Credit Facility not in excess of an amount to be agreed upon shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.

Maturity	The Revolving Credit Termination Date.

Purpose	The proceeds of the Revolving Credit Loans will be used to finance a portion of the Transactions (subject to the limitations set forth above), the working capital needs and for general corporate purposes of the Company and its subsidiaries, including permitted acquisitions.

Incremental Facility

The Credit Documentation (as defined in Exhibit D) will permit the Borrower (i) to incur additional term loans under the Term Loan Facility or under new term loan facilities to be included in the Credit Facilities (the “Incremental Term Loans”) or (ii) to obtain additional revolving credit commitments under the Revolving Credit Facility (the “Additional Revolving Commitments” and together with the Incremental Term Loans, the “Incremental Facilities”), in an aggregate principal amount of up to (A) the greater of (x) $450 million and (y) at the time thereof, an amount equal to Adjusted EBITDA (as defined in the Credit Documentation) for the most recent four-quarter period then ended, plus, (B) in each case, the aggregate amount of principal payments made in respect of the Term Loan Facility at the time thereof.

Availability of the Incremental Facilities will be subject to no default or event of default then existing or resulting therefrom and pro forma compliance with the financial covenants based on the intended amounts drawn, and the intended utilizations of the proceeds thereof, on the date of the initial effectiveness thereof. The Incremental Facilities will rank pari passu in right of payment and security with the Credit Facilities. The Incremental Term Loans will mature no earlier than and will have a weighted average life to maturity that is no shorter than the final maturity and weighted average life to maturity of the Term Loan Facility and the interest rates and amortization schedule applicable to any Incremental Term Loans shall be determined by the Borrower and the lenders thereunder (it being understood that the Credit Documentation will not contain a “most favored nation” provision with respect to pricing of the Incremental Facilities).

Existing Lenders may, but shall not be obligated to, provide a commitment to make any loans pursuant to any Incremental Facility, and nothing contained in the Commitment Letter or herein constitutes, or shall be deemed to constitute, a commitment to make any loans with respect to any Incremental Facility.

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions	Loans may be prepaid, and unused commitments under the Revolving Credit Facility may be reduced, in minimum amounts to be agreed upon without premium or penalty. Optional prepayments of the Senior Term Loans will be applied to the remaining amortization payments in the manner directed by the Borrower and may not be reborrowed.

Mandatory Prepayments

The following amounts will be applied to prepay the Senior Term Loans:

(i)     100% of the net proceeds of any issuance or incurrence of indebtedness by the Borrower or any of its domestic Restricted Subsidiaries (other than (a) the net proceeds of any offering of debt securities that are applied to repay the Interim Loans, the Extended Loans or the Exchange Notes (other than fixed rate Exchange Notes) and (b) indebtedness otherwise permitted under the Credit Documentation);

(ii)    100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) of any assets by the Borrower or any of its domestic Restricted Subsidiaries (except for the sales and dispositions in the ordinary course of business and the sales and dispositions of obsolete and worn out assets and assets no longer useful in the business), other than amounts reinvested in the business within 15 months of the sale or other disposition (provided that if such amounts are committed to be reinvested within 15 months of the sale or other disposition, such reinvestment period shall be extended by up to an additional three months), subject to minimum thresholds and other exceptions to be agreed and customary for senior credit facilities of affiliates of the Sponsors;

(iii)  50% of excess cash flow for each fiscal year of the Borrower (commencing with the first full fiscal year following the fiscal year in which the Closing Date occurs), with step-downs to 25% and 0% at levels to be mutually agreed based upon the Borrower’s total leverage ratio; provided, that dollar-for-dollar credit shall be received with respect to any voluntary prepayments of the Senior Term Loans (other than prepayments made with the proceeds of other debt).

All such amounts will be applied to the remaining amortization payments of the Senior Term Loans in direct order. Amounts paid may not be reborrowed.

Any Lender holding Senior Term Loans shall have the right to reject its pro rata share of any mandatory prepayment amount and such rejected share shall be retained by the Borrower; provided, that to the extent that any such rejected amounts would give rise to the obligation of the Borrower to make an offer to repurchase any Notes, Extended Loans or Exchange Notes, such rejected amounts shall instead be applied to repay the Senior Term Loans as otherwise required.

IV. Collateral	The obligations of each Credit Party in respect of the Credit Facilities will be secured by a perfected first priority security interest (subject to permitted liens) in substantially all of its tangible and intangible assets (the “Collateral”), including the capital stock of the wholly-owned subsidiaries directly owned by it (other than (i) immaterial subsidiaries, (ii) unrestricted subsidiaries, and (iii) greater than 65% of the stock of material “first-tier” foreign subsidiaries; provided, that Collateral shall exclude (i) all leasehold interests and any fee owned real property with a value of less than $3 million (with any required mortgages being permitted to be delivered post-closing), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (except for commercial tort claims subject to the requirements of the further assurances covenant on after-acquired property), (iii) pledges and security interests prohibited by law and permitted agreements

(including permitted liens, leases and licenses), (iv) assets requiring perfection through control agreements (e.g., deposit accounts, investment property, etc.) other than investment property, if any, as to which a security interest may be perfected solely by filing a UCC financing statement, and (v) those assets as to which the Lead Arrangers or the Administrative Agent shall reasonably determine (in consultation with the Borrower) that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

V. Certain Conditions

Initial Conditions	The availability of the Credit Facilities on the Closing Date shall be conditioned upon the satisfaction of the conditions set forth in Exhibit D. The Credit Documentation shall not contain (i) any conditions precedent other than the conditions precedent set forth herein or in Exhibit D or (ii) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Credit Facilities Term Sheet, the accuracy, compliance or absence, respectively, of or which would be a condition to the initial borrowing under the Credit Facilities on the Closing Date.

On-Going Conditions	The making of each extension of credit shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties in the Credit Documentation and (ii) there being no default or event of default in existence at the time of, or after giving effect to, the making of such extension of credit; provided, that (A) representations and warranties made in the Credit Documentation on the Closing Date shall be limited as provided in Section 1(h) of the Commitment Letter to the Specified Representations, and (B) to the extent any of the foregoing are qualified or subject to “material adverse effect”, the definition thereof shall be as defined in Exhibit D for purposes of any representations and warranties made on, or as of, the Closing Date.

VI. Certain Documentation Matters	The Credit Documentation will contain the following representations, warranties, covenants and events of default, in each case, applicable to the Borrower and its Restricted Subsidiaries, with qualifications, exceptions, “baskets” and grace periods to be mutually agreed and customary for credit facilities of affiliates of the Sponsors.

The Credit Documentation will contain provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject to (i) pro forma covenant compliance, (ii) no default or event of default, (iii) a financial test to be agreed, and (iv) such subsidiary being (previously or concurrently with) designated as an “unrestricted subsidiary” under the indentures governing the Notes. Unrestricted subsidiaries will not be subject to the representations, warranties, covenants and events of default provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Credit Documentation. The subsidiaries of the Borrower that are not unrestricted subsidiaries are referred to as “Restricted Subsidiaries”.

Representations and Warranties	Financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or certain contractual obligations; no material litigation; no default; ownership of property (including liens); intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; solvency on the Closing Date; labor matters; accuracy of disclosure; and senior debt.

Affirmative Covenants	Delivery of financial statements, reports, projections, officers’ certificates and other information reasonably requested by the Senior Lenders; payment of taxes; continuation of business; maintenance of existence and rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of the Senior Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; designated senior debt; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants

As of the end of each fiscal quarter (subject to a one full fiscal quarter covenant holiday):

•      a maximum ratio of indebtedness (net of unrestricted cash and cash equivalents) to Adjusted EBITDA

•      Cash Interest coverage

The covenant levels will represent at least a 25% cushion with respect to Adjusted EBITDA off a bank financing case to be mutually agreed.

For purposes of determining compliance with the financial covenants, any investment (which investment shall be equity other than “Disqualified Stock” (as defined in the Credit Documentation)) made to the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of Adjusted EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided, that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants and (c) Specified Equity Contributions shall be disregarded for purposes of determining interest rate margins and unused commitment fees based on a leveraged-based pricing grid and any negative covenant basket increases due to equity contributions.

Negative Covenants	Limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments, loans and advances; prepayments and voluntary redemptions of subordinated debt and modifications of subordination provisions; transactions with affiliates; changes in fiscal year without the consent of the Administrative Agent; negative pledge clauses; clauses restricting distributions by subsidiaries that are not Guarantors; capital expenditures (with respect to property, plant and equipment, with customary carryover, pullback and growth baskets customary for affiliates of the Sponsors); and changes in lines of business. The Credit Documentation will provide, among other exceptions, for (i) dividends and other payments in respect of capital stock, prepayments and voluntary redemptions of subordinated debt and investments from cumulative growth baskets to be mutually agreed (to include retained excess cash flow, equity proceeds and contributions, proceeds of certain qualified debt and proceeds of specified asset sales), (ii) acquisitions subject only to no default and pro forma financial covenant compliance, and (iii) issuance of unsecured, non-amortizing long-term debt subject to no default, pro forma financial covenant compliance and a financial test to be agreed.

Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts, in each case after a grace period; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain covenants, to a grace period to be agreed upon and notice); cross-default to material indebtedness; bankruptcy events; ERISA events subject to MAE; material monetary judgments; actual or asserted (by a Credit Party) invalidity of any material guarantee or security document or subordination provisions; and a change of control. Events of default shall be applicable only to the Borrower and its material Restricted Subsidiaries.

Voting	Amendments and waivers with respect to the Credit Documentation will require the approval of Senior Lenders holding not less than a majority of the aggregate amount of outstanding exposure and unused commitments under the Credit Facilities, except that (i) the consent of each Senior Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan, (b) reductions in the rate of interest or any commitment fee or extensions of any due date thereof, (c) increases in the amount of any Senior Lender’s commitment, and (d) extensions of the expiry date of any Senior Lender’s commitment, (ii) the consent of 100% of the Senior Lenders will be required with respect to (a) modifications to any of the voting percentages and (b) releases of all or substantially all of the Collateral or all or substantially all of the Guarantors other than in accordance with the provisions of the Credit Documentation. The Credit Documentation will permit amendments thereof without the approval or consent of the Senior Lender to effect a “permitted repricing transaction” (to be defined in the Credit Documentation) in respect of the Term Loan Facility and for any Incremental Term Loans.

Assignments and Participations

Each Senior Lender may assign any or all of its loans and commitments to its affiliates or to one or more banks, financial institutions or other entities (other than Disqualified Institutions) with the consent of (a) the Administrative Agent or, in the case of any assignment of commitments under the Revolving Credit Facility, each Significant Issuing Senior Lender (to be defined), and (b) so long as no payment or bankruptcy event of default has occurred and is continuing, the Borrower, such consents not to be unreasonably withheld or delayed; provided, that no consents shall be required for assignments (i) by or to the Lead Arrangers and their affiliates, (ii) to another Senior Lender or to an affiliate of a Senior Lender or (iii) an “approved fund”. Non-pro rata assignments will be permitted. Partial assignments (other than to another Senior Lender or to an affiliate of a Senior Lender), must be at least $1.0 million in respect of Senior Term Loans and $5.0 million in respect of the Revolving Credit Facility unless otherwise agreed by the Borrower and the Administrative Agent. Upon assignment, the assignee will become a Senior Lender for all purposes under the Credit Documentation under documentation reasonably acceptable to the Administrative Agent.

The Senior Lenders shall also be permitted to sell participations in their Loans (other than to a Disqualified Institution). Participants shall have the same (but no greater) benefits as the Senior Lender selling such participations with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (i) under “Voting” with respect to which the affirmative vote of the Senior Lender from which it purchased its participation would be required.

Yield Protection	The Credit Documentation will contain provisions customary for senior secured credit facilities documentation for affiliates of the Sponsors (i) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Senior Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification

Subject to the occurrence of the Closing Date, the Borrower will pay (i) all reasonable, documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel and, if necessary or advisable, one local counsel per jurisdiction) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Senior Lenders in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding (including the reasonable fees, disbursements and other charges of one primary counsel and, if necessary or advisable, one local counsel per jurisdiction).

The Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Senior Lenders and the Senior Lenders (and their respective affiliates, successors and assigns and their respective officers, directors, employees, advisors, controlling persons, members and agents) will have no liability for, and will be indemnified and held harmless against, any liability, cost or expense incurred in connection with any claim, investigation or proceeding arising out of or in respect of the Credit Facilities or the use of proceeds thereof (except to the extent resulting from the indemnified party’s (or its related party’s) gross negligence, willful misconduct, bad faith or breach of the Credit Documentation).

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent and the Lead Arrangers	Weil, Gotshal & Manges LLP.

Annex A-I

Interest and Certain Fees

Interest Rate Options

The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin (“Base Rate Loans”); or

(ii) the Adjusted LIBOR plus the Applicable Margin (“LIBOR Loans”).

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate Page 5 (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means a per annum rate equal to:

A.     with respect to Revolving Loans, (i) 1.25%, in the case of Base Rate Loans and (ii) 2.25%, in the case of LIBOR Loans; and

B.     with respect to Senior Term Loans, (i) 1.25%, in the case of Base Rate Loans, and (ii) 2.25%, in the case of LIBOR Loans;

provided, that (i) the foregoing Applicable Margins applicable to Revolving Loans and Senior Term Loans (limited to one step-down in the case of the Senior Term Loans) shall be subject to reduction after the first full fiscal quarter after the Closing Date based on a pricing grid to be agreed and (ii) Swingline Loans shall bear interest at the rate applicable to Revolving Loans maintained as Base Rate Loans.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six or, if agreed by, or available to, all of the applicable Senior Lenders, nine or twelve months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates	For Base Rate Loans, quarterly in arrears. For LIBOR Loans, on the last day of each relevant interest period and, in the case of any interest period

A-I-1

longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees	The Borrower will pay a commitment fee calculated from and after the Closing Date at 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility; provided, that such Commitment Fees shall be subject to reduction after the first full fiscal quarter after the Closing Date based on a pricing grid to be agreed.

Letter of Credit Fees

The Borrower will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans maintained as LIBOR Loans on the face amount of each Letter of Credit. Such commission will be shared ratably among the Senior Lenders participating in the Revolving Credit Facility and will be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee of 0.125% per annum to be agreed upon by the Company and the Issuing Senior Lender on the face amount of each Letter of Credit will be payable quarterly in arrears to the Issuing Senior Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Senior Lender for its own account.

Default Rate	At any time when a payment event of default has occurred and is continuing, all overdue amounts (including overdue interest) will bear interest at a rate equal to 2.00% per annum above the rate otherwise in effect.

Rate and Fee Basis	All per annum rates will be calculated on the basis of a year of 360 days (or 365 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

A-I-2

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF INTERIM LOANS

Set forth below is a summary of certain of the terms of the Interim Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

Borrower	The Company.

Joint Lead Arrangers	Deutsche Bank Securities Inc. and Lehman Brothers Inc. (collectively, in such capacities, the “Lead Arrangers”).

Joint Bookrunners	Deutsche Bank Securities Inc., Lehman Brothers Inc., and Banc of America Securities LLC.

Syndication Agents	Lehman Brothers Inc. and Banc of America Securities LLC.

Documentation Agent	Wachovia Capital Markets, LLC.

Interim Lenders	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers, in consultation with the Borrower and MergerCo, and otherwise in compliance with the terms and conditions set forth in the Commitment Letter (collectively, the “Interim Lenders”).

Loans	$1,100 million in aggregate principal amount of senior subordinated (excepted as provided in “Ranking” below) increasing rate loans (the “Interim Loans”).

Security	None.

Use of Proceeds	The proceeds of the Interim Loans will be used to finance in part the Transactions.

Maturity	365 days from the date of initial funding (the “Initial Maturity Date”).

Funding Date	The Closing Date.

Ranking	The Interim Loans will be subordinated to the Credit Facilities and other senior debt on terms customary for senior subordinated high yield securities for affiliates of the Sponsors and pari passu with or senior to all other subordinated obligations of the Borrower and the Guarantors; provided, that up to an amount to be mutually agreed by the Lead Arrangers and the Borrower of the Interim Loans may be in the form of senior increasing rate loans (the “Senior Interim Loans”).

Mandatory Rollover	If the Interim Loans are not repaid in full on or prior to the Initial Maturity Date, then the Interim Loans will be automatically extended on the Initial Maturity Date into senior subordinated term loans of the Borrower due on the 10th anniversary of the Closing Date (the “Extended Loans”) in an aggregate principal amount equal to the aggregate principal amount of Interim Loans so extended; provided, that the Senior Interim Loans will be automatically extended on the Initial Maturity Date into Extended Loans that are senior term loans of the Borrower due on the 8th anniversary of the Closing Date (the “Senior Extended Loans”). The Extended Loans will have the terms set forth in Exhibit C to the Commitment Letter. Under certain circumstances, Extended Loans may be exchanged by the holders thereof for Subordinated Exchange Notes (the “Exchange Notes”). The Exchange Notes will have the terms set forth in Exhibit C to the Commitment Letter.

Interest

The Interim Loans will bear interest at a variable per annum rate equal to the sum of (i) a base rate to be selected by the Company on the date of funding equal to the one-month or three-month London Interbank Offered Rate, reset monthly or quarterly, as the case may be (the “Adjusted LIBOR”), calculated on the basis of the actual number of days elapsed in a year of 360 days, plus (ii) a spread (the “Spread”) equal to 525 basis points in the case of Adjusted LIBOR; provided, that with respect to any Interim Loans that are senior increasing rate Senior Interim Loans, the Spread will be equal to 500 basis points.

The applicable Spread will increase by 50 basis points at the six-month anniversary of the date of funding of the Interim Loans and thereafter will increase by an additional 50 basis points upon the nine-month anniversary of the date of funding of the Interim Loans. The interest rate on the Senior Interim Loans will not at any time exceed 10.00% per annum (the “Senior Cap”) and the weighted average interest rate on the Interim Loans (including the Senior Interim Loans, if any) will not at any time exceed 11.00% per annum (the “Applicable Cap”); provided, that the interest rate on any individual tranche of Interim Loans will not at any time exceed 12.00% per annum (the “Individual Cap”).

Interest will be payable quarterly, in arrears, on the Initial Maturity Date and on the date of any prepayment of the Interim Loans. Notwithstanding the limitations set forth in this paragraph, at any time when a payment event of default has occurred and is continuing, all overdue amounts (including overdue interest) will bear interest at a rate equal to 2.00% above the rate otherwise in effect.

Guarantees	The Interim Loans will be guaranteed by the same Restricted Subsidiaries of the Borrower that are guarantors of the Credit Facilities (the “Guarantors”) on a senior subordinated basis (other than in respect of any Senior Interim Loans, which guarantees shall be on a senior basis). Any subsidiary of the Borrower that is released as a guarantor of the Credit Facilities will automatically be released as a Guarantor

Mandatory Repayment

The Company will be required to prepay Interim Loans on a pro rata basis, at par plus accrued and unpaid interest, from:

(i) 100% of the net proceeds from the incurrence of any debt by the Borrower or any of its domestic Restricted Subsidiaries (including the Securities (as defined in the Fee Letter) and other long-term unsecured debt, but excluding borrowings under the Credit Facilities, certain exceptions to be agreed and customary in similar financing transactions for affiliates of the Sponsors), subject to any requirements and limitations in the Credit Facilities (and, if applicable, the Senior Interim Loans);

(ii) 100% of the net proceeds from the issuance of any equity securities in a public offering by the Borrower (or, if the Borrower shall become the wholly owned subsidiary of a parent company, such parent company) other than to the Sponsors and the other Investors and their respective affiliates (subject, if applicable, to any requirements and limitations in the Senior Interim Loans); and

(iii) 100% of the net proceeds of the sale of any assets outside the ordinary course of business (to be defined in a manner customary for affiliates of the Sponsors) by the Borrower or any of its domestic Restricted Subsidiaries (except for the sales and dispositions of obsolete and worn out assets and assets no longer useful in the business) other than amounts reinvested in the business within 15 months of the sale or other disposition (provided that if such amounts are committed to be reinvested within 15 months of the sale or other disposition, such reinvestment period shall be extended by up to an additional six months), subject to minimum thresholds and other exceptions to be agreed and customary in similar financings for affiliates of the Sponsors and subject to any requirements and limitations in the Credit Facilities (and, if applicable, the Senior Interim Loans).

In addition, upon the occurrence of a Change of Control (to be as defined in the applicable preliminary offering memorandum or prospectus for the Notes), the Borrower will be required to offer to prepay the entire aggregate principal amount of the Interim Loans at par plus all accrued and unpaid interest thereon.

Optional Repayment	The Interim Loans may be repaid, in whole or in part on a pro rata basis, at the option of the Borrower at any time upon three business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest to the date of repayment.

Transferability

With the consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed), each of the Interim Lenders will be free to sell or transfer all or any part of its Interim Loans to any third party (other than to a Disqualified Institution) and to pledge any or all of the Interim Loans to any commercial bank or other institutional lender; provided, that the consent of the Borrower shall be required for any assignment by any Interim Lender prior to the first anniversary of the Closing Date that would result in (i) any Initial Lender holding Interim Loans of less than 51% of the amount of its commitments in respect of the Interim Loans as set forth in the Commitment Letter (subject to reduction for any issuance of Notes on the Closing Date), or (ii) the Initial Lenders in the aggregate holding Interim Loans of less than 51% of the amount of the aggregate commitments in respect of the Interim Loans as set forth in the Commitment Letter (subject to reduction for any issuance of Notes on the Closing Date). Assignments will be by novation that will release the obligation of the assigning Lender.

The Interim Lenders will have the right to participate their Interim Loans to other financial institutions (other than to a Disqualified Institution) without restriction, other than customary voting limitations; provided, that no Interim Lender may participate more than an amount equal to 49% of the of the amount of its commitments in respect of the Interim Loans as set forth in the Commitment Letter (subject to reduction for any issuance of Notes on the Closing Date) unless the

Interim Lenders granting participations retain the voting rights to such participated amounts (except that the participating financial institutions may be allowed voting rights on those matters that require a 100% vote of the Lenders). Participants will have the same benefits as the selling Interim Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters that are customary.

Amendments	Modifications to the terms of the Interim Loan Documentation may be made with the consent of the holders of a majority in aggregate principal amount of the Interim Loans then outstanding, except that without the consent of each holder of Interim Loans affected thereby, no modification or change may (i) extend the maturity of or time of payment of interest on any Interim Loans, (ii) reduce the rate of interest or the principal amount of any Interim Loans, (iii) impose additional restrictions on the right to exchange Extended Loans for Exchange Notes, or (iv) reduce the percentage of holders necessary to modify or change the Interim Loans.

Yield Protection	The Interim Loan Documentation will contain provisions customary for documentation for similar financings for affiliates of the Sponsors (i) protecting the Interim Lenders against increased costs of loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholdings and other taxes and (ii) indemnifying the Interim Lenders for “breakage costs” incurred in connection with, among other things, any repayment of the Interim Loans on a day other than the last day of an interest period.

Representations and Warranties	Usual for facilities of this type for affiliates of the Sponsors (and consistent, to the extent applicable, with those in the Credit Documentation, with such changes as are necessary or appropriate for the Interim Loans and customary in documentation for similar financings for affiliates of the Sponsors) applicable to the Borrower and its Restricted Subsidiaries.

Covenants	Select affirmative covenants usual for facilities of this type for affiliates of the Sponsors (and consistent, to the extent applicable, with those in the Credit Documentation, with such changes as are necessary or appropriate for the Interim Loans and customary in documentation for similar financings for affiliates of the Sponsors) applicable to the Borrower and its Restricted Subsidiaries.

Incurrence-based negative covenants applicable to the Borrower and its Restricted Subsidiaries based on those contained in the applicable preliminary offering memorandum or prospectus for the Notes, but the debt and restricted payments covenants may be more restrictive in customary respects to be agreed.

The applicable preliminary offering memorandum or prospectus for the Notes will include a description of the Notes similar to covenants customary in an indenture governing high-yield senior subordinated notes (or in the case of Senior Interim Loans, in an indenture governing high-yield senior notes) for affiliates of the Sponsors; it being understood that (a) permitted debt (and liens) shall include the aggregate amount of the Credit Facilities (including the Incremental Facilities), (b) in addition to customary baskets, any debt (and liens) assumed or incurred in connection with a permitted acquisition shall be permitted so long as after giving effect to such acquisition and such debt, either the pro forma leverage ratio shall not be greater than the leverage ratio immediately prior thereto or the fixed charge coverage ratio would not exceed 1.75 to 1.00, and (c) incurrence of ratio debt shall be subject to a fixed charge coverage ratio not to exceed 2.00 to 1.00 (fixed charges to be GAAP consolidated net interest expense in respect of indebtedness (excluding certain noncash items to be agreed) and cash payments of dividends and distributions in respect of preferred stock subject to pro forma adjustments customary in high yield debt indentures for affiliates of the Sponsors and others to be agreed).

There will be no financial maintenance covenants. Following the Initial Loan Maturity Date, all covenants of the Initial Loans will automatically be modified so as to be consistent with the covenants of the Exchange Notes.

Conditions Precedent	The obligation of each of the Interim Lenders to provide or cause one of its affiliates to provide the Interim Loans will be subject to the conditions set forth on Exhibit D to the Commitment Letter.

Events of Default; Remedies	With respect to the Interim Loans, customary for high yield offerings for affiliates of Sponsors with such modifications as are necessary and appropriate for the Interim Loans and customary in documentation for similar financings for affiliates of the Sponsors.

Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Governing Law	State of New York.

Counsel to the Administrative Agent and the Arranger	Cahill Gordon & Reindel LLP.

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF EXTENDED LOANS AND EXCHANGE NOTES

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit C is attached.

Borrower/Issuer	The Borrower of the Interim Loans.

Extended Loans	On the Initial Maturity Date, the outstanding Interim Loans will be automatically extended into Extended Loans. The Extended Loans will be governed by the provisions of the Interim Loan Agreement and, except as expressly set forth below, will have the same terms as the Interim Loans.

Exchange Notes

At any time on or after the Initial Maturity Date, a holder of Extended Loans may exchange all or a portion of the Extended Loans to be transferred for Exchange Notes of like ranking having a principal amount equal to the principal amount of the Extended Loan for which it is exchanged; provided, that the Borrower may defer the first issuance of Exchange Notes of any ranking until such time as the Borrower has received requests to issue an aggregate of at least $50,000,000 in principal amount of Exchange Notes of such ranking.

The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Lead Arrangers.

Maturity	The Extended Loans and any Exchange Notes issued in exchange therefor will mature on the 10th anniversary of the Closing Date; provided, that any Senior Extended Loans and any Exchange Notes issued in exchange therefor (the “Senior Exchange Notes”) will mature on the 8th anniversary of the Closing Date.

Ranking	Same as Interim Loans and, other than in the case of Senior Interim Loans, customary in documentation for senior subordinated high yield securities for affiliates of the Sponsors.

Interest Rate

The Extended Loans will bear interest at an increasing rate equal to the Initial Rollover Rate plus the Rollover Spread (as defined below). The weighted average interest rate on the Senior Extended Loans and the Senior Exchange Notes will not at any time exceed the Senior Cap and the weighted average interest rate on the Extended Loans and the Exchange Notes will not at any time exceed the Applicable Cap; provided, that the interest rate on any individual tranche of Extended Loans or Exchange Notes shall not exceed the Individual Cap. Notwithstanding the limitations set forth in this paragraph, at any time when a payment event of default has occurred and is continuing, all overdue amounts (including overdue interest) will bear interest at a rate equal to 2.00% above the rate otherwise applicable thereto.

“Initial Rollover Rate” will be determined as of the Initial Maturity Date of the Interim Loans and will equal the interest rate borne by the Interim Loans on the day immediately preceding the Initial Maturity Date.

“Rollover Spread” will be 50 basis points during the three-month period commencing on the Initial Maturity Date. The Rollover Spread will thereafter increase by 50 basis points upon each subsequent three-month anniversary of the Initial Maturity Date.

Interest on the Extended Loans will be payable quarterly in arrears on the first business day of each fiscal quarter of the Company, on the Initial Maturity Date of the Extended Loans and on the date of any prepayment thereof.

Interest on the Exchange Notes will be payable semi-annually in arrears on the last business day of each six-month fiscal period of the Borrower, on the maturity date of the Extended Loans and the Exchange Notes and on the date of any prepayment thereof.

Upon the execution and delivery of one or more agreements by a holder in respect of its Exchange Notes to sell at least a minimum in aggregate principal amount of Exchange Notes to be agreed to a third party, such holder of Exchange Notes will have the option to elect to have all or part of its Exchange Notes accrue at a fixed interest rate equal to the interest rate in effect at the time of the election.

Guarantees	Same as Interim Loans.

Mandatory Offer to Purchase	Upon a Change of Control (to be as defined in the applicable preliminary offering memorandum or prospectus for the Notes), the Borrower will be required to offer to purchase the Extended Loans and the Exchange Notes (other than fixed rate Exchange Notes) at par plus accrued interest to the date of purchase and fixed rate Exchange Notes at 101% plus accrued interest to the date of purchase, in each case, on a basis consistent for high yield debt securities for affiliates of the Sponsors.

Optional Repayment

The Extended Loans and the Exchange Notes (other than fixed rate Exchange Notes) may be repaid or redeemed, in whole or in part, at the option of the Borrower at any time upon three business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus accrued fees and all accrued and unpaid interest to the date of repayment.

Fixed rate Exchange Notes will be non-callable, subject to customary make-whole redemption provisions, for the first 4 years (or 3 years in the case of any fixed rate Senior Exchange Notes) from the Initial Maturity Date (subject to 35% equity clawback during first 3 years) and will thereafter be callable at par plus accrued interest plus a premium equal to 50% of the coupon then in effect, which premium shall decline ratably to zero 2 years prior to maturity.

Yield Protection	Same as Interim Loans.

Payments	Same as Interim Loans.

Covenants	Automatically modified on the Initial Maturity Date to be customary for high yield offerings for affiliates of Sponsors (and based on those contained in the applicable preliminary offering memorandum or prospectus for the Notes, including as to the exceptions to the debt (and lien) covenants described in Exhibit B).

Events of Default	Automatically modified on the Initial Maturity Date to be customary for high yield offerings for affiliates of Sponsors (and based on those contained in the applicable preliminary offering memorandum or prospectus for the Notes).

Transferability	Unlimited subject to compliance with applicable laws.

Defeasance Provisions	None with respect to Extended Loans. The Exchange Notes will have defeasance provisions customary for high yield securities.

Amendments	Same as Interim Loans.

Registration Rights	The Borrower will file within 150 days after the first issuance of Exchange Notes, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective (subject to exceptions customary for affiliates of the Sponsors) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Maturity Date of the Interim Loans. If within 270 days after the first issuance of Exchange Notes, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Borrower has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Borrower has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (the “Securities Act”) (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Borrower will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding (which rate of liquidated damages shall increase by 0.25% per annum after 90 days and each subsequent 90-day period to a maximum of 0.50% per annum) to holders of such Senior Subordinated Exchange Notes who are unable freely to transfer Exchange Notes from and including the 271st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Borrower will also pay such liquidated damages for any period of time (subject to exceptions customary for affiliates of the Sponsors) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

EXHIBIT D TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit D is attached and of which it forms a part. The availability of the Credit Facilities and Interim Loans is conditioned upon satisfaction of the conditions precedent set forth below.

1. As a condition to the availability of the Credit Facilities, each Credit Party shall have executed and delivered definitive documentation as is customary for affiliates of the Sponsors consistent with the Term Sheets and the Commitment Letter (the “Credit Documentation”), together with customary closing and corporate documents, certificates, instruments and deliverables (including customary legal opinions, resolutions and a solvency certificate from the chief financial officer of the Borrower).

2. As a condition to the availability of the Interim Loans, each Credit Party shall have executed and delivered definitive documentation as is customary for affiliates of the Sponsors (the “Interim Loan Documentation”), together with customary closing and corporate documents, certificates, instruments and deliverables; provided, that any Senior Interim Loans shall be subject to separate Interim Loan Documentation.

3. Since December 31, 2005 there shall not have occurred any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect (as defined below). “Material Adverse Effect” shall mean any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, (a) is materially adverse to the business, properties, assets, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole, or (b) would prevent the timely consummation of the Merger or prevent the Company from performing its obligations under this Agreement; provided, however, that to the extent any change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to the Company: (i) the announcement of the execution of the Transaction Agreement or the performance of obligations required by the Transaction Agreement, (ii) changes affecting the United States economy or financial markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, in each case which do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or Nasdaq, (iv) any change in GAAP or interpretation thereof after the date hereof, and (v) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States of America, in each case which do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business. Capitalized terms used in the definition of Material Adverse Effect (other than Transaction Agreement) shall have the meanings given to such terms in the Transaction Agreement.

4. The Equity Contributions shall have been (or substantially concurrently will be) made.

5. With respect to the Credit Facilities, the Borrower shall have received (or substantially concurrently will receive) not less than $1,100 million in gross cash proceeds from the issuance of the Notes, the Interim Loans or any combination thereof.

6. With respect to the Interim Loans, the Borrower shall have received (or substantially concurrently will receive) not less than $2,050 million in gross cash proceeds from loans under the Credit Facilities (or the conditions precedent to funding such amounts (other than the borrowing of Interim Loans and/or the issuance of the Notes) shall have been satisfied).

7. The Merger shall have been consummated (or substantially concurrently will be consummated) with the initial funding of the Credit Facilities and the Interim Loans and/or the Notes in accordance with a definitive Transaction Agreement without waiver or amendment of any material provisions thereof (other than any such waiver or amendment as is not materially adverse to the Lenders) unless consented to by the Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed. The Refinancing shall be consummated substantially concurrently with the initial funding of the Credit Facilities and the Interim Loans and/or the Notes from the proceeds thereof.

8. The Lead Arrangers shall have received (i) in the event that the Closing Date occurs after the date that is 45 days after the end of any fiscal quarter of the Company, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto for the Company for each completed fiscal quarter since December 31, 2005 and for the corresponding period from the prior fiscal year, reviewed by independent auditors in compliance with SAS 100 (the “Quarterly Financial Statements”) and (ii) pro forma consolidated balance sheets of the Company as at December 31, 2005 and the last day of the fiscal quarter for which Quarterly Financial Statements have been delivered and related pro forma statements of operations and cash flows for the Company for the twelve-month period ending on such, in each case adjusted to give effect to the Transactions. The financial statements referred to in clause (i) and (ii) of this paragraph shall be prepared in accordance with GAAP in the United States.

9. With respect to the Credit Facilities, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral under the Credit Facilities shall have been taken; provided, that with respect to any Collateral the security interest in which may not be perfected by filing of a UCC financing statement, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Credit Facilities if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Closing Date reasonably acceptable to the Administrative Agent. For the avoidance of doubt, it is agreed that this condition is subject to Section 1(h) of the Commitment Letter.

10. As a condition to the availability of the Interim Loans, the Borrower shall have delivered preliminary offering memoranda or preliminary prospectuses and other marketing materials relating to the Notes usable in a customary high-yield road show (which shall be in accordance with the rules and regulations (including Regulation S-X) of the Securities Act of 1933, as amended, except for the omission of a note to the historical financial statements setting forth certain information with respect to guarantor and non-guarantor subsidiaries or as otherwise agreed by the Bridge Lead Arrangers) and the Investment Banks (as defined in the Fee Letter) shall have been engaged to place the Notes and shall have been afforded a period of not less than 15 days, following the receipt of such documentation to place the Notes with qualified purchasers thereof.

11. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

12. The Commitment Parties shall have received all fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter for which invoices have been presented before the Closing Date.